Exhibit 99.1

Ascent Industries Co. Reports Third Quarter 2022 Results
Sixth Consecutive Quarter of Year-Over-Year Net Sales Growth

Oak Brook, Illinois, November 08, 2022 – Ascent Industries Co. (Nasdaq: ACNT) (“Ascent” or the “Company”), an industrials company focused on the production and distribution of industrial tubular products and specialty chemicals, is reporting its results for the third quarter ended September 30, 2022.

Third Quarter 2022 Summary

(in millions, except per share and margin)	Q3 2022[1]	Q3 2021	Change
Net Sales	$100.2	$86.2	16%
Gross Profit	$11.6	$18.0	-36%
Gross Profit Margin	11.5%	20.9%	-940bps
Net Income	$0.6	$8.2	-92%
Diluted Earnings per share	$0.06	$0.87	-93%
Adjusted EBITDA	$5.6	$14.8	-62%
Adjusted EBITDA Margin	5.6%	17.2%	-1160bps
1The third quarter of 2022 included $8.3 million in net sales, $0.7 million in operating loss and $0.5 million in adjusted EBITDA from the acquisition of DanChem, which closed on October 22, 2021.

Management Commentary
“Our third quarter results represent our sixth consecutive quarter of year-over-year revenue growth,” said Chris Hutter, president and CEO of Ascent. “While the overall pricing environment began to decline during the quarter, we were still able to capitalize on higher stainless prices in our tubular segment compared to the prior year. We continued to make improvements in our on-time delivery rates and employee safety record across both segments, driven by the enhanced safety measures we’ve implemented over the past two years. I’m also very pleased with the investments we have made in our customer development initiatives, which we expect to benefit us in the coming quarters. Notably, we’ve seen positive reception towards our corporate re-brand and have taken the opportunity to re-introduce our aligned suite of products to the market through well attended customer events at our facilities.

“Our tubular segment continues to make progress as we further invest in our ongoing sales, inventory and operations planning initiatives to better shift our sales efforts towards higher margin products. In addition to pricing pressure on our lower margin products, we saw some increased competition from the influx of imports during the quarter, leading to slower sales of these affected products. We are using this transient period to allocate additional resources toward improving internal processes and pursue opportunities that will better position us for growth and structurally increase the earnings power of the segment. We anticipate these investments will enable us to react to dynamic market conditions more quickly and optimize our profitability across all environments. Our chemicals segment delivered consistent growth while we continued to invest in our equipment and infrastructure to enhance our capabilities, drive efficiency and capture the full potential of this very promising business. I’m very pleased with the culture that we’ve created at Ascent Chemicals, through an unparalleled level of collaboration leading to new and innovative commercial opportunities.

“For the rest of 2022, we are focused on expanding our market share in both segments through our revamped branding and go-to-market strategy. We are confident in the current position of our balance sheet and we anticipate accelerating cash flows and further debt reduction over the coming quarters. We are making notable progress both identifying and progressing accretive acquisition opportunities that we believe will lead to durable value creation.

“As we look towards next year, we are prioritizing our efforts towards keeping a lean inventory position through a disciplined working capital strategy, continuing our shift to a higher margin product mix, and executing on our refined commercial strategy to drive sales toward large scale projects. Additionally, we remain committed to our share repurchase program and expect to be highly opportunistic in the near-term. We are confident in our ability to continue executing on our strategy, further unlocking value across our platform and driving long-term results for our shareholders.”

Third Quarter 2022 Financial Results
Net sales increased 16% to $100.2 million compared to $86.2 million in the prior year period, attributable to favorable tubular pricing early in the quarter, as well as the ongoing shift to higher priced products.

Gross profit was $11.6 million, or 11.5% of net sales, compared to $18.0 million, or 20.9% of net sales, in the third quarter of 2021. The decrease is primarily attributable to increased input and labor costs and a slightly unfavorable product mix over the prior year, partially offset by the elevated pricing environment.

Net income was $0.6 million, or $0.06 diluted earnings per share, compared to $8.2 million, or $0.87 diluted earnings per share, in the third quarter of 2021. The decrease is primarily attributable to lower gross profit within the tubular products segment and higher corporate expenses aimed at internal process improvements.

Adjusted EBITDA was $5.6 million compared to $14.8 million in the third quarter of 2021. Adjusted EBITDA margin was 5.6% compared to 17.2% in the prior year period. The decline was primarily a result of the lower volume of tubular sales from some customer destocking trends, increased tubular operating expenses and modestly higher corporate expenses.

Segment Results
Ascent Tubular – Net sales in the third quarter of 2022 increased 4% to $72.8 million compared to $70.1 million in the third quarter of 2021. Operating income in the third quarter was $4.5 million compared to $11.7 million in the prior year period. Adjusted EBITDA in the third quarter was $6.3 million compared to $14.2 million in the prior year period given the aforementioned factors related to lower volumes and higher operating expenses. As a percentage of segment net sales, adjusted EBITDA was 8.6% compared to 20.2% in the third quarter of 2021.

Ascent Chemicals – Net sales in the third quarter of 2022 increased 70% to $27.3 million compared to $16.1 million in the third quarter of 2021. Operating income in the third quarter was $1.1 million compared to $1.4 million in the prior year period. Adjusted EBITDA in the third quarter increased 55% to $2.7 million compared to $1.8 million in the prior year period and corresponding adjusted EBITDA margin was 10.0% compared to 10.9% in the third quarter of 2021.

Liquidity
As of September 30, 2022, total debt was $72.6 million under the Company’s credit facility, compared to $70.4 million in debt at December 31, 2021. As of the end of the third quarter of 2022, the Company had $36.7 million of remaining available borrowing capacity under its credit facility, compared to $39.4 million at December 31, 2021.

During the third quarter of 2022, the Company repurchased 30,200 shares at an average cost of $16.29 per share for approximately $0.5 million.

Conference Call
Ascent will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the third quarter ended September 30, 2022.

Ascent management will host the conference call, followed by a question-and-answer period.
Date: Tuesday, November 08, 2022
Time: 5:00 p.m. Eastern time
Live Call Registration Link: Here
Webcast Registration Link: Here

To access the call by phone, please register via the live call registration link above or here and you will be provided with dial-in instructions and details. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will also be broadcast live and available for replay via the webcast registration link above or here. The webcast will be archived for one year in the investor relations section of the Company’s website at www.ascentco.com.

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Ascent, please visit its web site at www.ascentco.com.

Forward-Looking Statements
This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and to review the risks as set forth in more detail in Ascent Industries Co.’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC or on our website. Ascent Industries Co. assumes no obligation to update any forward-looking information included in this release.
Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is excluded in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings. The Company excludes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: interest expense (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, asset impairment, gain on lease modification, stock-based compensation, non-cash lease cost, acquisition costs and other fees, proxy contest costs and recoveries, loss on extinguishment of debt, earn-out adjustments, realized and unrealized (gains) and losses on investments in equity securities and other investments, retention costs and restructuring & severance costs from net income.

Management believes that these non-GAAP measures are useful because they are key measures used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions as well as allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Company Contact
Aaron Tam
Chief Financial Officer
1-804-822-3260
Investor Relations
Cody Slach and Cody Cree
Gateway Group, Inc.
1-949-574-3860
ACNT@gatewayir.com

Ascent Industries Co.
Condensed Consolidated Balance Sheets
($ in thousands)

	(Unaudited)
	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$532	$2,021
Accounts receivable, net of allowance for credit losses of $998 and $216, respectively	55,592	50,126
Inventories, net	137,843	103,249
Prepaid expenses and other current assets	4,632	3,728
Assets held for sale	518	855
Total current assets	199,117	159,979
Property, plant and equipment, net	43,176	43,720
Right-of-use assets, operating leases, net	29,575	30,811
Goodwill	11,430	12,637
Intangible assets, net	11,794	14,382
Deferred charges, net	228	302
Other non-current assets, net	4,122	4,171
Total assets	$299,442	$266,002

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$44,815	$32,318
Accounts payable - related parties	—	2
Accrued expenses and other current liabilities	11,430	12,407
Current portion of note payable	580	—
Current portion of long-term debt	2,464	2,464
Current portion of earn-out liabilities	—	1,961
Current portion of operating lease liabilities	1,041	1,104
Current portion of finance lease liabilities	290	233
Total current liabilities	60,620	50,489
Long-term debt	70,131	67,928
Long-term portion of operating lease liabilities	31,190	32,059
Long-term portion of finance lease liabilities	1,302	1,414
Deferred income taxes	1,593	2,433
Other long-term liabilities	67	89
Total non-current liabilities	104,283	103,923

Commitments and contingencies

Shareholders' equity:
Common stock, par value $1 per share; authorized 24,000,000 shares; issued 11,085,103 shares	11,085	11,085
Capital in excess of par value	46,637	46,058
Retained earnings	85,021	63,080
	142,743	120,223
Less: cost of common stock in treasury - 850,671 and 918,471 shares, respectively	8,204	8,633
Total shareholders' equity	134,539	111,590
Total liabilities and shareholders' equity	$299,442	$266,002
Note: The condensed consolidated balance sheet at December 31, 2021 has been derived from the audited consolidated financial statements at that date. See accompanying notes to condensed consolidated financial statements.

Ascent Industries Co.
Condensed Consolidated Statements of Income - Comparative Analysis (Unaudited)
($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales
Tubular Products	$72,839	$70,127	$248,517	$193,438
Specialty Chemicals	27,328	16,055	84,070	45,609
	$100,167	$86,182	$332,587	$239,047
Operating income
Tubular Products	$4,509	$11,711	$31,935	$21,793
Specialty Chemicals	1,097	1,356	6,111	1,999

Corporate
Unallocated corporate expenses	3,890	2,009	10,241	5,138
Acquisition costs and other	149	201	837	201
Proxy contest costs and recoveries	—	—	—	168
Earn-out adjustments	—	160	(7)	1,430
Total Corporate	4,039	2,370	11,071	6,937
Operating income	1,567	10,697	26,975	16,855
Interest expense	827	329	1,637	1,068
Loss on extinguishment of debt	—	—	—	223
Change in fair value of interest rate swap	—	—	—	(2)
Other, net	(118)	(10)	(176)	152
Income before income taxes	858	10,378	25,514	15,414
Income tax provision	234	2,179	3,573	3,235
Net income	$624	$8,199	$21,941	$12,179

Net income per common share
Basic	$0.06	$0.88	$2.14	$1.32
Diluted	$0.06	$0.87	$2.11	$1.30

Average shares outstanding
Basic	10,253	9,287	10,235	9,237
Diluted	10,465	9,403	10,407	9,348

Other data:
Adjusted EBITDA[1]	$5,572	$14,808	$37,987	$29,447
1The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is excluded in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings. The Company excludes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: interest expense (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, asset impairment, gain on lease modification, stock-based compensation, non-cash lease cost, acquisition costs and other fees, proxy contest costs and recoveries, loss on extinguishment of debt, earn-out adjustments, realized and unrealized (gains) and losses on investments in equity securities and other investments, retention costs and restructuring & severance costs from net income. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA.

Ascent Industries Co.
Consolidated Statements of Cash Flows (Unaudited)
($ in thousands)

	Nine Months Ended September 30,
	2022	2021
Operating activities
Net income	$21,941	$12,179
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	6,380	5,459
Amortization expense	2,588	2,041
Amortization of debt issuance costs	74	71
Asset impairments	—	233
Loss on extinguishment of debt	—	223
Deferred income taxes	(1,227)	(615)
Earn-out adjustments	(7)	1,430
Payments of earn-out liabilities in excess of acquisition date fair value	(662)	(11)
Provision for (reduction of) losses on accounts receivable	782	(388)
Provision for losses on inventories	1,871	2,286
Loss (gain) on disposal of property, plant and equipment	31	(580)
Non-cash lease expense	322	373
Non-cash lease termination loss	—	5
Change in fair value of interest rate swap	—	(2)
Issuance of treasury stock for director fees	364	58
Stock-based compensation expense	961	695
Changes in operating assets and liabilities:
Accounts receivable	(6,249)	(15,525)
Inventories	(36,127)	(15,539)
Other assets and liabilities	(782)	(1,443)
Accounts payable	11,774	15,118
Accounts payable - related parties	(2)	2
Accrued expenses	(1,594)	3,272
Accrued income taxes	555	6,844
Net cash provided by operating activities	993	16,186
Investing activities
Purchases of property, plant and equipment	(3,467)	(761)
Proceeds from disposal of property, plant and equipment	5	1,054
Net cash (used in) provided by investing activities	(3,462)	293
Financing activities
Borrowings from long-term debt	352,513	41,648
Proceeds from note payable	967	—
Proceeds from the exercise of stock options	175	—
Payments on long-term debt	(350,311)	(54,056)
Payments on note payable	(387)	—
Principal payments on finance lease obligations	(193)	(31)
Payments on earn-out liabilities	(1,292)	(2,891)
Payments for termination of interest rate swap	—	(46)
Repurchase of common stock	(492)	—
Payments for deferred financing costs	—	(165)
Net cash provided by (used in) financing activities	980	(15,541)
(Decrease) increase in cash and cash equivalents	(1,489)	938
Cash and cash equivalents, beginning of period	2,021	236
Cash and cash equivalents, end of period	$532	$1,174

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$1,176	$994
Income taxes	4,248	649

Noncash Investing Activities:
Capital expenditures, not yet paid	$785	$—

Ascent Industries Co.
Non-GAAP Financial Measures Reconciliation
Reconciliation of Net Income to Adjusted EBITDA (Unaudited)
($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2022	2021	2022	2021
Consolidated
Net income	$624	$8,199	$21,941	$12,179
Adjustments:
Interest expense	827	329	1,637	1,068
Change in fair value of interest rate swap	—	—	—	(2)
Income taxes	234	2,179	3,573	3,235
Depreciation	2,171	1,868	6,380	5,459
Amortization	1,146	680	2,588	2,041
EBITDA	5,002	13,255	36,119	23,980
Acquisition costs and other	149	201	837	201
Proxy contest costs and recoveries[1]	—	—	—	168
Loss on extinguishment of debt	—	—	—	223
Earn-out adjustments	—	160	(7)	1,430
Loss on investment in equity securities and other investments	—	—	—	363
Asset impairments	—	—	—	233
Gain on lease modification	—	—	(2)	—
Stock-based compensation	313	239	708	695
Non-cash lease expense	108	124	322	373
Retention expense	—	18	—	494
Restructuring and severance costs	—	811	10	1,287
Adjusted EBITDA	$5,572	$14,808	$37,987	$29,447
% sales	5.6%	17.2%	11.4%	12.3%
1Proxy contest costs and recoveries for the nine months ended September 30, 2021 are reimbursements of documented, out-of-pocket costs to Privet and UPG partially offset by insurance recoveries for costs related to the 2020 shareholder activism.

Ascent Industries Co.
Non-GAAP Financial Measures Reconciliation
Reconciliation of Net Income to Adjusted EBITDA (Unaudited)
($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2022	2021	2022	2021
Tubular Products
Net income	$4,539	$11,556	$32,037	$20,558
Adjustments:
Interest expense	—	—	1	—
Depreciation expense	1,063	1,449	3,438	4,192
Amortization expense	625	680	1,876	2,041
EBITDA	6,227	13,685	37,352	26,791
Earn-out adjustments	—	160	(7)	1,430
Stock-based compensation	40	(7)	64	75
Non-cash lease expense	—	—	(1)	—
Retention expense	—	18	—	494
Restructuring and severance costs	—	313	—	363
Tubular Products Adjusted EBITDA	$6,267	$14,169	$37,408	$29,153
% segment sales	8.6%	20.2%	15.1%	15.1%

Specialty Chemicals
Net income	$1,088	$1,360	$6,083	$2,001
Adjustments:
Interest expense	9	—	28	1
Depreciation expense	1,097	389	2,897	1,165
Amortization expense	520	—	712	—
EBITDA	2,714	1,749	9,720	3,167
Asset impairments	—	—	—	233
Stock-based compensation	12	5	29	172
Non-cash lease expense	—	—	1	—
Restructuring and severance costs	—	—	—	427
Specialty Chemicals Adjusted EBITDA	$2,726	$1,754	$9,750	$3,999
% segment sales	10.0%	10.9%	11.6%	8.8%